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                        	SECURITIES AND EXCHANGE COMMISSION
                              	Washington, DC 20549

                                	FORM 12b-25

                        	Notification of Late Filing



                                    	Commission File Number   0-17642

(Check one)

[] Form 10-K and Form 10-KSB		[] Form 11-K
[]  Form 20-F		[X] Form 10-Q and Form 10-QSB		[] Form N-SAR


	For period ended    August 31, 1997
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[] Transition Report on Form 10-K and Form 10-KSB
[] Transition Report on Form 20-F
[] Transition Report on Form 11-K
[] Transition Report on Form 10-Q and Form 10-QSB
[] Transition Report on Form N-SAR


	For the transition period ended
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	Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

	If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                 	PART I
                          	REGISTRANT INFORMATION


	Full name of registrant   Creative Gaming, Inc.
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	Former name if applicable  Creative Learning Products, Inc.
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	Address of principal executive office
  (Street and Number) 	      150 Morris Avenue, Suite 205
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	City, State and Zip Code    Springfield, NJ 07081
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                                   PART II
                           	RULE 12b-25(b) AND (c)

	If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                             	PART III
                            	NARRATIVE

	State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed)

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The registrant's auditor, BDO Seidman, LLP, has not finalized its audit of the registrant as of October 15, 1997 due to external verifications which took longer than anticipated. The filing of Form 10-KSB for the fiscal year ended May 31, 1997 will be made on or before October 22, 1997 and filing of the 10-QSB for the quarter ended August 31, 1997 is expected to be filed immediately after the 10-KSB filing.

                           	PART IV
                     	OTHER INFORMATION

	(1)	Name and telephone number of person to contact in regard to
this notification.

   Walter J. Krzanowski     (973)                467-0266
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       (Name)             (Area Code)          (Telephone Number)

	(2)	Have all other periodic reports required under Section
13 or 15(d) or the Securities Exchange Act of 1934 or Section 30
of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                   									[] Yes	  [X] No

      10-KSB for fiscal year ended May 31, 1997

	(3)	Is it anticipated that any significant change in
results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                  								  [] Yes	  [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                    Creative Gaming, Inc.
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           (Name of Registrant as Specified in Charter)

	Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   October 15, 1997				   	By /s/ Walter J. Krzanowski
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                             								 Walter J. Krzanowski
                          			   					 Chief Financial Officer